UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   RENKEN, KEITH W.
   225 SHARON ROAD
   ARCADIA, CA  91007
   USA
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   SEPTEMBER 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |9/25/0|X   | |2,500 SHARES      |A  |$18.25     |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |500 SHARES        |A  |$16.25     |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |500 SHARES        |A  |$19.50     |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |2,500 SHARES      |A  |$21.375    |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |4,000 SHARES      |A  |$23.75     |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |5,000 SHARES      |A  |$20.0625   |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |9/25/0|X   | |5,000 SHARES      |A  |$20.25     |20,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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NON-QUALIFIED STOCK OP|$18.25  |9/25/|X   | |2,500      |D  |(1)  |2/16/|COMMON STOCK|2,500  |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
NON-QUALIFIED STOCK OP|$16.25  |9/25/|X   | |500        |D  |(1)  |12/28|COMMON STOCK|500    |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |/05  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$19.50  |9/25/|X   | |500        |D  |(1)  |12/30|COMMON STOCK|500    |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |/06  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$21.375 |9/25/|X   | |2,500      |D  |(1)  |5/6/0|COMMON STOCK|2,500  |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |7    |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$23.75  |9/25/|X   | |4,000      |D  |(1)  |12/30|COMMON STOCK|4,000  |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |/07  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$20.0625|9/25/|X   | |5,000      |D  |(1)  |12/30|COMMON STOCK|5,000  |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |/08  |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|$20.25  |9/25/|X   | |5,000      |D  |(1)  |12/30|COMMON STOCK|5,000  |       |0           |   |            |
TION                  |        |00   |    | |           |   |     |/09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Non-employee director stock option granted pursuant to the Pacific Gulf Properties Inc. 1993 Share Option Plan, as amended. The stock option is presently exercisable in full.
SIGNATURE OF REPORTING PERSON
/s/  KEITH W. RENKEN
DATE
OCTOBER 10, 2000